Exhibit 23.1

805 Third Avenue Suite 1430 New York, NY 10022 www.rbsmllp.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Provision Holding, Inc., on Form S-1/A (Amendment No. 2) of our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) dated October 13, 2016, with respect to our audits of the consolidated financial statements of Provision Holdings, Inc., as of June 30, 2016 and 2015 and for the years ended June 30, 2016 and 2015 appearing in the Annual Report on Form 10-K of Provision Holdings, Inc., for the year ended June 30, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

New York, NY

April 14, 2017